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YEN 25,000,000,000  (RE-OPENING)                      FILED PURSUANT TO RULE 433
2.400% SENIOR NOTES DUE 2025                          FILE NO. 333-117615

                                [Citigroup LOGO]
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Terms and Conditions:
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Issuer:                            Citigroup Inc.
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Ratings:                           Aa1/AA-/AA+  (Moody's / S&P / Fitch)
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Trade Date:                        February 27, 2006
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Settlement Date:                   March 7, 2006 (T+6 days)
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Maturity:                          October 31, 2025
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Par Amount:                        Yen 25,000,000,000
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Consolidation:                     The notes will form a part of the same series
                                   as, and will be fungible with, Citigroup's
                                   outstanding 2.400% notes due 2025 issued on
                                   October 31, 2005. Upon settlement, the
                                   aggregate outstanding principal amount of
                                   this series will be Yen 75,000,000,000.
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Semiannual Coupon:                 2.400% per annum
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Public Offering Price:             98.693% plus accrued interest from
                                   October 31, 2005
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Gross Fee:                         0.50%
  Management and Underwriting Fee: 0.20%
  Sales Concession:                0.30%

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Purchase Price:                    98.193%
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Net Proceeds to Citigroup:         Yen 24,548,250,000 plus accrued interest from
                                   October 31, 2005
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Interest Payment Dates:            Semiannually in equal installments on
                                   April 30 and October 31 of each year.
                                   Following business day convention. Business
                                   day is New York, London and Tokyo.
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First Coupon:                      May 1, 2006.
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Day Count:                         Actual/365.
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Defeasance:                        Applicable. Provisions of Sections 11.03 and
                                   11.04 of the Indenture apply.
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Redemption at Issuer Option:       Only for tax purposes.
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Redemption for Tax Purposes:       Applicable at issuer option if, as a result
                                   of changes in U.S. tax law, withholding tax
                                   or information reporting requirements are
                                   imposed on payments on the notes to
                                   non-United States persons. Redemption as a
                                   whole, not in part.
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Sinking Fund:                      Not applicable.
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Listing:                           Application will be made to list the notes of
                                   the regulated market of the Luxembourg Stock
                                   Exchange.
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Minimum Denomination / Multiples:  Yen 100,000/ multiples of Yen 100,000 in excess thereof
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                                                      Principal Amount Purchased
                                                      --------------------------
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Sole Book Manager:  Citigroup Global Markets Limited  Yen 23,000,000,000 (92.0%)
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Co-Managers:        Mizuho International plc           Yen 1,000,000,000  (4.0%)
                    Nomura International plc             Yen 500,000,000  (2.0%)
                    UBS Limited                          Yen 500,000,000  (2.0%)

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CUSIP:              172967 DD 0
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ISINs:              US172967DD00 for notes held in DTC.
                    XS0233761138 for notes held in Euroclear and Clearstream.
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Common Code:        023376113
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Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-117615. Alternatively, you can request the prospectus by calling toll-free in the United States 1-877-858-5407.